Exhibit 7

                          [Letterhead Daniel W. Small
                                Attorney at Law
                             3100 West End Avenue
                                   Suite 250
                          Nashville, Tennessee  37203
                                (615) 385-1005]

March 28, 1995

Via Facsimile  (615) 313-3310

Robert D. Tuke, Esq.
Tuke, Yopp & Sweeney
Seventeenth Floor
Third National Bank Building
201 Fourth Avenue, North
Nashville, Tennessee  37219

Re:  Shareholder List of Shoney's, Inc.

Dear Bob:

         As you know, I represent Mr. Raymond L. Danner, a major shareholder of Shoney's Inc. (the "Company"). Pursuant to Rule 14a-7 of the Rules and Regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, Mr. Danner is requesting a list of the Shareholders of the Company as of the record date for the 1995 Annual Meeting of Shareholders ("Shareholder List") in order to communicate directly with the other Shareholders of the Company about an issue of importance to all of the Shareholders.

         In connection with this request, Mr. Danner agrees to make the representations and undertakings required by the Rule (such as: proper purpose, share ownership, confidentiality, and so forth). Further pursuant to the Rule, we request a copy of the Shareholder List as soon as practicable but in any event within the time permitted by the Rule.

         In the event the Company determines to mail the communication rather than to provide Mr. Danner with a Shareholder List, we request that:

         1.    The Company notify us of this determination immediately;

         2. The Company notify us of the approximate cost of mailing to the Shareholders a communication of approximately 2 to 5 pages; and

         3. The Company notify us of the time that the Company anticipates will elapse between the delivery of the proposed materials and the mailing thereof first-class postage prepaid.

         For the Company's information, the communication deals with issues that need to be discussed among the Shareholders before the Annual Meeting of Shareholders scheduled for on or about April 17, 1995. Because of the very tight time frame, we request that the Company notify us of the above matters as soon as possible. Mr. Danner is prepared to mail, or to provide to the Company for mailing, his Shareholder Communication, immediately upon receipt of the Shareholder List from the Company or of notice from the Company that the Company intends to conduct the mailing.

         Thank you for your assistance. I look forward to hearing from you very soon. I trust that you will notify me immediately by telephone, confirmed in writing, of the Company's prompt determinations under all of the circumstances.


                                       Very truly yours,



                                       Daniel W. Small